State of North Carolina, Department of the Secretary of State

ARTICLES OF AMENDMENT OF

CAPITAL RESOURCE FUNDING, INC.

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is Capital Resource Funding, Inc.

2.	The text of each amendment adapted is as follows:

a. Change in Par Value of Common Stock. The corporation is currently authorized to issue 100,000,000 shares, all of one class designated as common stock. The corporation hereby decreases its par value of common stock from $.001 per share to $.00000005 per share.

b. Change in Par Value of Convertible Preferred Stock. The corporation is currently authorized to issue 10,000,000 shares. The corporation hereby decreases its par value of convertible preferred stock from $.001 per share to $.00000005 per share.

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

Not Applicable

4.	The date of adoption of each amendment was as follows: March 10, 2005

5.	(Check either a, b, c, or d, whichever is applicable)

a. ☐ The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.
b. ☐ The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.
c. ☐ The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (set forth a brief explanation of why shareholder action was not required.)

d. ☒ The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

ARTICLES OF AMENDMENT

6.	These articles will be effective upon filing, unless a delayed time and date is specified:

Capital Resource Funding, Inc.

Date: March 10, 2005	By:	/s/ David R. Koran
By: David R. Koran
Title: President